Exhibit (a)(1)(D)

Offer to Purchase for Cash

by

ALLIANCE SEMICONDUCTOR CORPORATION

of

Up to $30,000,000 in Value of Shares of its Common Stock

at a Purchase Price Not Greater Than $3.00 nor Less Than $2.75 Per Share

THE TENDER OFFER, PRORATION PERIOD, AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON SEPTEMBER 22, 2006, UNLESS THE TENDER OFFER IS EXTENDED.

August 25, 2006

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Enclosed for your consideration is an Offer to Purchase dated August 25, 2006 (the “Offer to Purchase”) relating to an offer by Alliance Semiconductor Corporation, a Delaware corporation (the “Company”), to purchase for cash up to $30,000,000 in value of shares of its Common Stock, $0.01 par value per share (the “Common Stock”), at a price not greater than $3.00 nor less than $2.75 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in the Offer to Purchase, dated August 25, 2006 (the “Offer to Purchase”) and the Letter of Transmittal (the “Letter of Transmittal”) (which together, as they may be amended and supplemented from time to time, constitute the “Tender Offer”). Please furnish copies of the enclosed materials to those of your clients for whom you hold shares registered in your name or in the name of your nominee.

Enclosed with this letter are copies of the following documents:

1.    Offer to Purchase, dated August 25, 2006;

2.    Letter of Transmittal, including the Substitute Form W-9, for your use in accepting the Tender Offer and tendering shares of and for the information of your clients;

3.    Notice of Guaranteed Delivery with respect to shares, to be used to accept the Tender Offer in the event you are unable to deliver the share certificates, together with all other required documents, to the Depositary before the Expiration Time (as defined in the Offer to Purchase), or if the procedure for book-entry transfer cannot be completed before the Expiration Time;

4.    Form of letter that may be sent to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, along with an Instruction Form provided for obtaining such client’s instructions with regard to the Tender Offer; and

5.    Return envelope addressed to Mellon Investor Services LLC as the Depositary.

Certain conditions to the Tender Offer are described in Section 7 of the Offer to Purchase.

We urge you to contact your clients promptly. Please note that the Tender Offer, proration period, and withdrawal rights will expire at 12:00 midnight, Eastern Time, on September 22, 2006, unless the Tender Offer is extended.

Under no circumstances will interest be paid on the purchase price of the shares regardless of any extension of, or amendment to, the Tender Offer or any delay in paying for such shares.

The Company will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary, as described in the Offer to Purchase) in connection with the solicitation of tenders of shares pursuant to the Tender Offer. However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Tender Offer materials to your clients. The Company will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares pursuant to the Tender Offer, except as otherwise provided in the Offer to Purchase.

Questions may be directed to MacKenzie Partners, Inc., the Information Agent for the Tender Offer, at its address and telephone number listed on the back cover of the Offer to Purchase.

Very truly yours,

Alliance Semiconductor Corporation

Nothing contained in this letter or in the enclosed documents shall render you or any other person the agent of the Company, the Depositary, the Information Agent, or any affiliate of any of them or authorize you or any other person to give any information or use any document or make any statement on behalf of any of them with respect to the Tender Offer other than the enclosed documents and the statements contained therein.

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